Exhibit 10.1

AGREEMENT FOR SEPARATION OF EMPLOYMENT

This Agreement for Separation of Employment (“Agreement”) confirms the terms of your separation from employment with Nicolet Bankshares, Inc. (the “Company”) and Nicolet National Bank (the “Bank” and, collectively with the Company, the “Employer”).

The Company and you previously entered into that certain employment agreement dated April 29, 2016 (the “Employment Agreement”). You have been employed by the Employer pursuant to the terms of the Employment Agreement and will continue to be so employed through the Termination Date, as set forth below. The parties now mutually desire to enter into this Agreement to address all matters pertaining to the expiration of the stated term of the Employment Agreement and to the dissolution of the employment relationships among the parties on mutually satisfactory terms.

Your timely execution and non-revocation of this Agreement is a condition to your receipt of the benefits described below.

NOW, THEREFORE, in consideration of the premises and terms and conditions contained herein, the parties hereto hereby agree as follows:

1.          Termination of Employment Relationship. You acknowledge and agree that your last day of employment with the Employer will be May 24, 2016 (the “Termination Date”), and you further agree that, other than the amounts specifically referenced in this Agreement, you have been paid all wages, salary, bonuses, expense reimbursements, and any other amounts that you are owed by the Employer, and that you have used and been paid for all of your paid leave to the extent such amounts are payable pursuant to the Employer’s policies and procedures and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act.

2.          Resignation from Officer and Director Positions. You acknowledge and agree that, in connection with the termination of the employment relationships, you have or will tender your resignations as an officer and member of the Board of Directors of each of the Company and the Bank, with such resignations effective as of the Termination Date.

3.          Effective Date. This Agreement shall be effective as of the Termination Date.

4.          Nature of Termination and Acknowledgement of Certain Continuing Employment Agreement Obligations. The parties acknowledge and agree that the employment relationships among them are being terminated by mutual agreement and your Employment Agreement is being terminated pursuant to Section 4.1(d) of the Employment Agreement. Notwithstanding the foregoing, the provisions of the Employment Agreement regarding your return of Employer property, including Confidential Information (as defined in the Employment Agreement); your compliance with the covenants set forth under Sections 5, 6, 7, and 8 of the Employment Agreement; and the Employer’s remedies to address any breaches of those obligations shall survive the termination of the Employment Agreement.

5.          Consideration. If you enter into this Agreement in connection with your separation from employment with the Employer, the Company will provide for the following:

 (a)          a lump sum cash payment equal to Two Million Dollars ($2,000,000), payable within thirty (30) days following the Termination Date;

 (b)          accelerated, full vesting of all remaining stock options and restricted stock units previously issued to you under the Baylake Corp. 2010 Equity Incentive Plan; and

 (c)          delivery of possession and title to you of the Employer-owned automobile most recently provided to you for your use at no cost; provided, however, in conveying the automobile to you, the Employer specifically disclaims any express or implied warranties regarding the merchantability or fitness of the automobile for any purpose.

The severance benefits shall not be mitigated by income you receive from other sources, but are subject to your continued compliance with the provisions of this Agreement.

You agree that the severance benefits described in this Section 5 are something of value and are not required by the terms of your Employment Agreement due to its termination by mutual agreement. You acknowledge and further understand that you are not entitled to the severance benefits described by the terms of this Agreement or the release set forth in Section 7(b) below without executing a release of the Company and its affiliates, as provided below in Section 7(a).

Apart from the Employer discharging its tax withholding obligations respecting both the cash and in-kind elements of the consideration described above, you are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the severance benefits described in this Section 5. Any tax withholding obligations attributable to you by reason of the accelerated vesting of those equity rights contemplated by Section 5(b) above will be deducted from the amount payable to you under Section 5(a) above, unless you timely make provisions for an alternative method for satisfying those obligations consistent with the existing terms and conditions of the applicable equity awards.

6.         Acknowledgement of Certain Forfeitures. You acknowledge and hereby agree to your immediate forfeiture of:

(a)          the opportunity to receive the retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000) described in Section 3.4 of the Employment Agreement; and

(b)          the restricted stock award issued to you on April 29, 2016, for 25,974 shares of Company common stock pursuant to Section 3.5 of the Employment Agreement.

You agree that the forfeitures result from your termination of employment by mutual agreement and are further supported by your receipt of adequate consideration in the form of the severance benefits provided for in Section 5 of this Agreement and the reciprocal release provided to you by the Employer pursuant to Section 7(b) of this Agreement.

7.         Mutual Releases. As a condition of the parties entering into this Agreement and in consideration of the mutual promises and covenants contained in this Agreement, the parties agree to execute and you must not timely revoke within the period of time specified in Section 17 of this Agreement, the mutual and general release of known and unknown claims as set forth in this Section 7.

(a)          After consultation with counsel, you, on behalf of yourself, your heirs and any successors and assigns, irrevocably and unconditionally release and forever discharge the Company and the Bank and any of their respective current and former officers, directors, shareholders, partners, employees, representatives, and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, successors and assigns and their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (collectively, “Employer Parties”) from any claims you may have against them as of the date you sign this Agreement, whether such claims arise from common law, statute, regulation, or contract. Specifically included in this release are, among other things, any and all claims related to your employment and separation from employment, including without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination) and for any other discrimination or harassment on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, handicap, medical condition, marital status or any other protected class; (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) the Equal Pay Act ( 29 U.S.C. § 206(d)(1)); (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (“WARN”) Act; (12) the Ledbetter Fair Pay Act; (13) the Genetic Information Nondiscrimination Act; (14) the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (15) the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes or regulations; (16) the Internal Revenue Code; (17) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (18) Sarbanes Oxley Act of 2002; (19) the Family and Medical Leave Act and the Fair Labor Standards Act (“FLSA”), both to the extent lawfully released; (20) failure to pay wages, overtime, waiting-time penalties, benefits, vacation pay, severance pay, or other compensation of any sort; and (21) other federal, state and local discrimination laws, including those of the State of Wisconsin.

You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, emotional distress, harassment, invasion of privacy, wrongful discharge theory or retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory; any and all claims based on breach of implied covenant of good faith and fair dealing; any and all claims based on a severance policy; and any and all claims based on any other federal, state or local constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

The Employer acknowledges that the release provided in this Section 7(a) does not apply to: (1) base salary accrued (whether or not paid) up to the Termination Date; (2) subject to applicable law, all retirement and welfare benefits pursuant to the terms of any employee benefit plans subject to ERISA and which were earned on or before the Termination Date; (3) unreimbursed business expenses incurred prior to the Termination Date for which you are entitled to reimbursement under the Employer’s business expense policies; and (4) any claim which you may have for any breach of this Agreement by the Employer. The amounts and benefits contemplated by this paragraph shall be provided whether or not you execute this Agreement. Finally, your release does not waive claims that you could make, if available, for unemployment or workers’ compensation or claims that cannot be released by private agreement.

(b)          The Company and the Bank irrevocably and unconditionally release and forever discharge you and any of your heirs, assigns, personal representatives, spouse from any claims they may have against you as of the date you sign this Agreement, whether such claims arise from common law, statute, regulation, or contract. Specifically included in this release are, among other things, any and all claims related to your employment with the Employer and its predecessors in interest.

(c)          The parties acknowledge and agree that they may later discover facts different from or in addition to those they now know or believe to be true in entering into this Agreement and these mutual releases. The parties agree to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agree that this Agreement and the mutual releases shall remain effective regardless of such additional or different facts.

(d)          The parties specifically agree that the mutual releases do not cover, and that you expressly reserve, any and all indemnification rights existing to you as a former director and/or officer of the Company and the Bank under the Articles and Bylaws of each and pursuant to applicable state law and in accordance with any directors and officers liability insurance policy maintained by the Company or the Bank for its former directors and/or officers.

8.         Non-Admission. The parties agree that neither this Agreement nor the payment of the additional amounts and benefits being offered to you for signing this Agreement is an admission by any party of any liability or unlawful conduct of any kind.

9.         Exclusivity; No Filing of Claims. You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and the Bank. You represent and warrant that you have not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against any of the Employer Parties filed by you with any administrative, state, federal, or governmental entity or agency or with any court. Nothing in this Agreement, however, shall be construed to prohibit you from filing a complaint and/or charge or participating in any investigation or proceeding conducted by any federal, state or local agency, including, but not limited to, the Equal Employment Opportunity Commission. Notwithstanding the foregoing, you waive your right to recover monetary or other damages as a result of any charge or lawsuit filed by you or by anyone else on your behalf, including a class or collective action, whether or not you are named in such proceeding.

10.       Non-Disparagement; Reference.

(a)          By You. You promise that you will not, from and after the date of execution of this Agreement, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments, or remarks, whether oral, in writing, or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame, disparage or damage the reputation of any of the Employer Parties. You agree not to make any statements about any of the Employer Parties to the press, any newspaper, magazine, radio station, television station, website, blog, or chat room without the prior written consent of the Company. Nothing contained in this Section 10 is intended to prevent you from: (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding.

(b)          By the Company. The Company and the Bank promise that the members of their respective Boards of Directors and all executive officers of the Company and the Bank (collectively, the “Persons to be Advised”) will not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, you or to malign, harm, defame or damage your reputation, nor will they authorize, condone, or encourage any such disparagement from others. The Company will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for unauthorized remarks by individuals employed by or otherwise associated with the Employer, other than the Persons to be Advised and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to your employment with the Company and the Bank, such disclosure of truthful information shall not constitute a breach of this Agreement. Moreover, this Section 10(b) shall not apply to any truthful and factual communications made: (1) between the Employer and the independent public auditors of the Employer, (2) to comply with the requirements and policies of any federal or state agency, (3) subject to a confidentiality agreement with a third party in bona fide discussions conducted in the context of the Company’s pursuit of any strategic transaction, (4) in cooperation with any investigation or request for information from any state or federal government agency, or (5) in connection with any judicial or administrative proceeding.

(c)          Reference. In responding to any requests by a third party for information pertaining to your employment with the Employer where the third party, at your direction, has contacted Kate Lombardi, Vice President, Human Resources / Legal Counsel for the Bank, the Employer will limit itself to confirming your dates of employment, to verifying the position(s) you held during your period of employment, to stating that your departure was by mutual agreement, and to stating that its policy is not to comment on future employment prospects of any individual.

11.       Acknowledgments.

(a)          You acknowledge, understand and agree that the consideration described in Sections 5 and 7(b) is not otherwise required by the terms of your employment or the Employer’s policies and procedures and is not payable or otherwise to be provided pursuant to the terms of this Agreement unless this Agreement is timely executed by you and not revoked and that such consideration exceeds any and all pay and benefits to which you otherwise would be entitled by contract or law and constitutes good, valuable and sufficient consideration for your covenants and agreements contained in this Agreement.

(b)          Except as contemplated by Sections 5 and 7(a) above, you acknowledge, understand and agree that you have been compensated in full for all services rendered to the Employer and that you have been paid any and all compensation which has been earned by you through the date of execution of this Agreement.

(c)          You acknowledge, understand and agree that you have been notified of your rights under the Family and Medical Leave Act (FMLA) and state leave laws. You further acknowledge, understand and agree that you have not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, you were returned to your job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(d)          You acknowledge, understand and agree that it is your obligation to make a timely report, in accordance with the Employer’s policies and procedures, of any work related injury or illness. You further acknowledge, understand and agree that you have reported to the Company’s management personnel any work related injury or illness that occurred up to and including your last day of employment.

(e)          You acknowledge, understand, and agree that you have no knowledge of any actions or inactions by any of the Employer Parties or by you that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

(f)          You acknowledge, understand and agree that you are responsible for the payment of any and all local, state, and/or federal taxes which may be attributable to the consideration set forth in Section 5 or amounts described in Section 7(a). No representations have been or are made herein to you regarding the tax consequences of this Agreement.

(g)          You affirm that the only consideration for your signing this Agreement is that set forth in Section 5 and Section 7(b) and that no other promise or agreement of any kind has been made to or you by any person or entity to cause you to execute this document, and that you fully understand the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(h)          You understand and acknowledge that this Agreement contains a full and final release of claims against the Company, Bank and all other Employer Parties; and that you have agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure.

12.       Cooperation.

(a)          Transition Services. You agree that you will make yourself available to assist the Employer in transitioning your duties and responsibilities to your successor, such cooperation to include making yourself available on a reasonable basis, either in person or telephonically, to provide background, guidance and respond to questions for the purpose of assuring a smooth transition.

(b)          Future Cooperation. You further agree that you will fully cooperate and consult with the Employer in connection with any future litigation, audits, investigations, claims, or personnel matters that may arise over actions or matters that occurred or failed to occur during your employment with the Employer (including employment with any predecessor entity). You agree to assist the Employer as a witness or during any such audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Employer. You agree to meet at reasonable times and places with the Employer’s representatives, agents or attorneys for purposes of preparing for such activities. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of your participation in any such activities in a reasonable manner to take into account your then current employment. The Employer will pay the reasonable documented out-of-pocket expenses that you incur for travel required with respect to the activities contemplated by this Section 12.

13.        Return of Property. You represent that you have returned to the Employer, before you signed this Agreement, all property belonging to the Employer. This would include, for example, documents, files, forms, confidential business information, keys, credit cards, records, books, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, PDAs and any other equipment or documents, and all other physical or electronic property of similar type that you received from the Employer and/or that you used in the course of your employment with the Employer and that are the property of the Employer.

14.        Confidentiality of Agreement. Until this Agreement is filed with the Securities and Exchange Commission, you agree to keep this Agreement strictly confidential and not to discuss its terms or existence with any person, except with your immediate family, tax preparers, tax authorities, and attorneys, provided that any person with whom you discuss this Agreement also agrees to keep it confidential for the same time period. You agree to assume responsibility for any such person's confidentiality obligations. At any time, however, you may communicate with governmental entities or discuss this Agreement if required to do so by law.

15.        Reserved.

16.        Damages for Breach. If either party violates the terms of this Agreement, it will reimburse the other party for any attorneys’ fees, costs, or other damages arising from the breach of the Agreement, unless the other party is challenging the waiver of claims under the Age Discrimination in Employment Act.

17.        Advice of Counsel / Consideration and Revocation Periods. You hereby acknowledge and agree that this Agreement and the circumstances of your departure and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts.

You also acknowledge that you have been and are hereby advised by the Employer to consult with an attorney in regard to this matter. You understand that you are responsible for the costs of any such legal services incurred in connection with such consultation.

You further acknowledge that you have been given more than twenty-one (21) days from the time that you receive this Agreement to consider whether to sign it. You have seven (7) days from the date you sign this Agreement to revoke the Agreement. To revoke, you must ensure that written notice is delivered to the Chief Executive Officer, c/o Nicolet National Bank, 111 N. Washington Street, Green Bay, Wisconsin 54305-3900 by the end of the day on the seventh calendar day after you sign this Agreement. If you do not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.

18.        Agreement Binding; Governing Law; Severability. The Employer and you agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Wisconsin. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

19.        Choice of Forum. The parties agree that any appropriate state court located Brown County, Wisconsin or federal district court for the Eastern District of Wisconsin, as applicable, shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties agree that such shall be a proper forum in which to adjudicate such case or controversy and the parties consent to waive any objection to the jurisdiction or venue of such court(s).

20.        Entire Agreement. This Agreement sets forth the entire agreement between you and the Employer and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and you pertaining to the subject matter of this Agreement.

If this Agreement fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Company, Bank and other Employer Parties for any acts occurring prior to the date you sign this Agreement, please confirm this agreement by signing on the following page and dating this Agreement before a notary public. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this Agreement and that you have accepted those benefits and waived those rights and claims of your own free will.

[Remainder of Page Intentionally Left Blank]

This Agreement was presented to the undersigned on May 24, 2016.

ACCEPTED AND AGREED TO:

/s/ Robert J. Cera		May 24, 2016
Robert J. Cera		Date

THE STATE OF WISCONSIN	§
	§	ACKNOWLEDGMENT
COUNTY OF ___________________	§

This instrument was acknowledged before me on May 24, 2016, by foregoing individual.

[Seal]	_________________________________
Notary Public, State of ______________
My Commission Expires: ____________

Notary’s Name (Typed, Stamped or Printed)

_________________________________

ACCEPTED AND AGREED TO:

Nicolet Bankshares, Inc.		May 24, 2016
Date
By:	/s/ Robert B. Atwell
Robert B. Atwell

Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

Nicolet National Bank		May 24, 2016
Date
By:	/s/ Ann K. Lawson
Ann K. Lawson

Title: Chief Financial Officer